Exhibit 8.1

October 25, 2023
Ellington Residential Mortgage REIT
53 Forest Avenue
Old Greenwich, Connecticut 06870
Ellington Residential Mortgage REIT
Qualification as
Real Estate Investment Trust
Ladies and Gentlemen:
We have acted as special tax counsel to Ellington Residential Mortgage REIT, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus and all documents incorporated by reference therein (the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission (the "SEC"), with respect to the offer and sale, from time to time, of up to an aggregate of $500,000,000 of common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, $0.01 par value per share, of the Company (the “Preferred Shares”), debt securities of the Company, warrants entitling the holders to purchase Common Shares or Preferred Shares, depositary shares representing Preferred Shares, shareholder rights to purchase Common Shares or Preferred Shares, and units comprising two or more of the preceding securities of the Company as set forth in the Registration Statement. You have asked for our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:
1.the Registration Statement and the Prospectus;
2.the Company’s Articles of Amendment and Restatement, effective as of May 6, 2013;
3.the Amended and Restated Agreement of Limited Partnership of Ellington Residential Mortgage LP (the “Operating Partnership”); and
4.such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:
1.each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.during its taxable year ending December 31, 2023 and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;
3.the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

Ellington Residential Mortgage REIT
October 25, 2023

4.no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy or completeness of the factual representations in the Officer’s Certificate in a material way.
Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") for its taxable years ended December 31, 2019 through December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2023 and thereafter; and
(b)the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.
The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the "Regulations"), published administrative interpretations of any of the foregoing, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the

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October 25, 2023

category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP